Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated June 29, 2007 (except for Note 15 and the subsequent event item in Note 5 as to which the date is September 14, 2007) accompanying the financial statements and schedule of Compellent Technologies, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) contained in the Registration Statement of Compellent Technologies, Inc. on Form S-1 (No. 333-144255) which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.
/s/ Grant Thornton LLP

Minneapolis, Minnesota
October 9, 2007